                                                                     EXHIBIT 2.6
                                Lynne M. Geyser
                                Attorney at Law



                                                                   P.O. Box 4715
                                                     San Clemente, Ca 92674-4715
                                                              Phone 949-498-8061
                                                        24 Hour Phone 1-500-488-
Legal
                                                                Fax 949-498-7772

May 10, 1999                                       VIA FAX:(806) 747-0514

Patrick C. Simek, Esq.
1812 Broadway
Lubbock, TX 79401

Re: Millennia/AWS/Mace Purchase - Quaker Car Wash, Inc.
    ---------------------------------------------------

Dear Patrick:

In accordance with earlier discussions with you, I have prepared this letter agreement to further amend the CAR WASH ASSET PURCHASE/SALE AGREEMENT ("Agreement") so that the purchase will be stock for stock rather than stock for assets. The effective or "as of" closing date is midnight May 8, 1999, stock issue date is anticipated, but not required, to be May 18, 1999. The stock will be placed in escrow, pending the actual closing date of June 30, 1999, or sooner.

Having noticed 2 typos in the letter amendment of April 7, 1999, I have restated the 1/st/ and 2/nd/ provisions from that letter. Please note that in stock for stock transaction, the inventory is included in the purchase price because it is one of the assets of the corporation whose stock AWS will acquire. Assumption of debt is also automatic because of the purchase of the stock, so the purchase price has been adjusted and a representation as to the amount of debt of the corporation is included.

1. Buyer, Millennia Car Wash LLC (herein also referenced as "Original Buyer-Assignor"), hereby assigns all its rights, title, and interests in and to the Agreement to American Wash Services, Inc. ("AWS"), and or any parent, subsidiary or successor corporation to AWS. Original Buyer-Assignor is executing this letter amendment for the sole purpose of completing the assignment of its interests to AWS. All other agreements and amendments contained herein are for the benefit of AWS, Mace, any successor in interest to either of the foregoing, and Seller, as their interests may appear. Original Buyer-Assignor shall not be deemed to have approved such transactions or to have any interest in such transactions or in any activities or transactions, which occur with respect to the purchase and sale of Seller's business, subsequent to March 30, 1999.

2. AWS (herein also referenced as "Buyer" or "Buyer-Assignee") hereby accepts the assignment from Original Buyer-Assignor of its interests in and to the Agreement, and assumes and accepts all duties and obligations arising thereunder, from and after March 30, 1999.

Patrick Simek, Esq.
Letterhead Amendment
May 10, 1999
Page 2 of 10


3. It is hereby agreed that American Wash Services, Inc. ("AWS" or "Buyer") has the right to assign all of its rights, title, and interests in and to the Agreement to Mace Security International, Inc. ("Mace"), a Delaware corporation and/or any parent, subsidiary or successor corporation to Mace. Mace is sometimes further referred to herein as "Issuer."

4. The sole shareholder of the corporate Seller has reviewed and approved the transactions contemplated by this Agreement. He has decided to amend the entire Agreement so that the transaction contemplated by the Agreement will be a sale of stock, in lieu of a sale of assets. To effectuate the intent of this letter Amendment, the Shareholder agrees that his signature heretofore affixed to any of the documents constituting this transaction (including, without limitation, the Agreement, the Exhibits, and all prior Amendments) shall be deemed to be a signature of such shareholder in the capacity shown, as well as in his shareholding capacity.

5. BPI Item 3 is hereby deleted in its entirety and the following is substituted therefor:

     "Seller:       Shareholder of  Quaker Car Wash,  Inc., a Texas corporation:
                    ------------------------------------------------------------
                    Patrick C. Simek - holds 100% of the total shares
                    -------------------------------------------------
                    outstanding. [Preamble] & [Seller's Representations and
                    -----------
                    Warranties]"

6. BPI Item 5 is hereby deleted in its entirety and the following is substituted therefor:

          "Elements to be Purchased:
          [Recitals]

               *Assets:  A Full Service Car Wash  (General Description)
                         -----------------------
                         And all equipment at the location
                         ---------------------------------


               *Real Property: Fee Simple          (General Description)
                               ----------
                               1912 Quaker Avenue, Lubbock Texas 79407
                               ---------------------------------------
                                *The foregoing is for descriptive purposes. The
                              assets are owned by the corporate entity set forth in BPI, ITEM 3, will remain in that entity and are not to be separately transferred.

               Stock:         100% of all Shares of Stock in the corporate
                              --------------------------------------------
                              entity listed in BPI Item 3."
                              ----------------------------


7.   BPI Item 7: Delete in its entirety and substitute:

Patrick Simek, Esq.
Letterhead Amendment
May 10, 1999
Page 3 of 10

     "Purchase Price: One Million Eight Hundred Fifty Thousand Dollars
                     -------------------------------------------------
     ($1,850,000.00) -subject to adjustment as set forth in BPI Item 10.
     --------------------------------------------------------------------
     [Amount of Purchase Price]"


8.   BPI Item 10: Delete in its entirety and substitute:

          "Inventory owned by the corporation owned by Seller is included in the Purchase Price. Further, the Purchase Price has been determined in the following manner:

               "The debt of the corporation shall be not less than One Million Dollars $1,000,000.00) nor more than One Million Five Hundred and Fifty-Five Thousand Dollars ($1,555,000.00) per Exhibit "K."
                                                    ----------
               The Purchase Price shall be between One Million Eight Hundred and Fifty Thousand Dollars ($1,850,000.00) and One Million Two Hundred and Ninety-Five Thousand Dollars ($1,295,000.00) (adjusted based on the amount of debt described in Exhibit "K") payable solely by exchange of the
               -----------
               Stock described in BPI Item 5 for Mace Securities International, Inc. ("Issuer") Stock which, for the purpose of this Agreement only, shall be at a price per share of Seven Dollars and Eighty-One Cents ($7.81). The exact amount of the balance required to be issued pursuant to this paragraph shall depend upon the exact amount of the debt of the corporation, as set forth immediately above. Of the total amount of the shares, $100,000.00 in shares shall be held back in accordance with BPI
               Item 11 as amended. The remaining shares shall be issued at Close of Escrow. At the end of the Hold-Back Period, so much of the Hold-Back shares as are then remaining, shall be issued to Seller.

          "Seller understands and agrees that the following restrictions and limitations are applicable to its purchase and resale or other transfer of the Issuer's stock, pursuant to the Securities Act of 1933 (the "Act"). For the purposes of this Agreement, the terms "Issuer's Stock" includes common stock issuable upon Close of Escrow as well as the common stock designated as Hold-Back shares which are to be issued at the end of the Hold-Back Period.

               (a) Seller agrees that the Issuer's Stock shall not be sold or otherwise transferred, unless the Issuer's Stock is registered under the Act and the state securities laws or is exempt therefrom.

Patrick Simek, Esq.
Letterhead Amendment
May 10, 1999
Page 4 of 10



               (b) For a period of one year after the Issuer's Stock or portion thereof has been issued (unless the Issuer's Stock shall have been registered under the Act for sale prior thereto), Seller shall not sell, distribute or transfer any of such securities without the prior written consent of the Issuer or its successor corporation, as applicable. Unless and until the Issuer's stock is registered under the Act, a legend in substantially the following form will be placed on the certificates evidencing the Issuer's stock to be issued to the Seller:

                         `The securities represented by this
                         certificate have not been registered
                         under the Securities Act of 1933 or any
                         state securities act. These shares have
                         been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1993 ('the Act') and any applicable state securities act or (ii) Mace Security International, Inc. shall have been furnished with an opinion of counsel, reasonably satisfactory to counsel for Mace Security International, Inc., that registration is not required under any such acts.'

               (c) Stop transfer instructions will be imposed with respect to the Issuer's Stock issued to Seller pursuant to this Agreement so as to restrict resale or other transfer thereof except in accordance with the foregoing provisions of this Agreement."

          "Seller acknowledges that the Issuer's Stock is being delivered to Seller in a private placement under Section 4.2 of the Act and under Regulation D promulgated under the Act. To induce Buyer and Issuer to deliver the Issuer's Stock, Seller represents and warrants as follows:

               (a) Seller is the sole shareholder of a Texas corporation and Seller is an accredited investor as that term is defined in Regulation D under the Act.

               (b) Seller represents and warrants that the Issuer's Stock is being acquired for its own account without a view to public distribution or resale and that Seller has no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of the Issuer's Stock, or any portion thereof, to any other person.

Patrick Simek, Esq.
Letterhead Amendment
May 10, 1999
Page 5 of 10


               (c) Seller represents and warrants that in determining to acquire the Issuer's Stock, it has relied solely upon its independent investigation, including the advice of its legal counsel and accountants or other financial advisors or purchaser representatives, and has, during the course of discussions concerning its acquisition of the Issuer's Stock, been offered the opportunity to ask such questions and inspect such documents concerning Buyer and its business and affairs as Seller has requested so as to more fully understand the nature of the investment and to verify the accuracy of the information supplied.

               (d) SELLER ACKNOWLEDGES THAT THE ACQUISITION OF THE CONSIDERATION STOCK INVOLVES A HIGH DEGREE OF RISK, and represents and warrants that he can bear the economic risk of Seller's acquisition of the Issuer's Stock, including the total loss of the investment.

               (e) Seller represents and warrants that (i) he has adequate means of providing for his current needs and financial contingencies,
               (ii) he has no need for liquidity in this investment, (iii) he has no debts or other obligations, and cannot foresee any other circumstances that are likely in the future to require him to dispose of the Issuer's Stock, and (iv) all his investments in and commitments to non-liquid investments are, and after acquisition of the Issuer's Stock will be, reasonable in relation to his net worth and current needs.

               (f) Seller understands that no federal or state agency has approved or disapproved the Issuer's Stock or made any finding or determination as to the fairness of the Issuer's Stock for investment.

               (g) Seller understands that the Issuer's Stock is being offered and sold in reliance on specific exemptions from the registration requirements of federal and state securities laws and the Buyer is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings set forth herein in order to determine the applicability of such exemption and the suitability of Seller to acquire the Issuer's Stock.

               (h) Seller represents and warrants that he is familiar with the business and financial affairs of the Seller corporation and has had access to all financial statements prepared by the Seller corporation."

9. BPI Item 24, is hereby deleted in its entirety and the following is substituted therefor:

          "Date for Close of Escrow:    On or before June 30, 1999
                                     -----------------------------
          [Closing]

Patrick Simek, Esq.
Letterhead Amendment
May 10, 1999
Page 6 of 10



          "Regardless of the actual date on which the Escrow Closing actually occurs, for accounting and operational purposes, the effective date and time of transfer is agreed to be Midnight May 8, 1999. Commencing with May 9, 1999, the car wash shall be operated by Buyer in and for its own behalf. Issuer's Shares in the name of Seller shall be delivered to Escrow to be held until the Closing thereof. A condition of close of Escrow, if required by lender, is the acceptance by Lender
          of the change of control of its debtor.   Until Closing, if requested
          by lender, Seller will guarantee repayment of the debt."

10. BPI Item 27 is hereby deleted in its entirety and the following is substituted therefor:

          "Governing State Law:               Delaware
                                              --------
          [Governing State Law]"

11. BPI Item 28 is hereby deleted in its entirety and the following is substituted therefor:

          "County Jurisdiction:    Any  County in Delaware
                                   -----------------------
          [Governing State Law]"

12. Cash in Escrow of Ten Thousand Dollars ($10,000.00) to be returned to Buyer at Close of Escrow.

13. In the event of any inconsistencies in the documents concerning this transaction, wherein it may not be clear as to the nature of the transaction, the transaction shall in all events be treated as an exchange of stock for stock in compliance with the requisites of Internal Revenue Code Section 368 (a) (1) (B) and not of stock for assets. As appropriate to the meaning of the Transaction Documents and each and every representation and warranty contained therein, "Seller" includes Shareholder and the corporate entity set forth in BPI Item 3.

14. Buyer shall file Federal Income Tax Reporting Returns for the calendar year 1999. Schedules such as the K-1 shall be prepared for the Seller as if the books of the corporation had been closed as of effective date, May 8, 1999, and not the actual date, of Close of Escrow.

15. Seller shareholder, and the corporation whose shares are acquired in this transaction, each represent and warrant:

     A. The corporate entity listed in BPI Item 3 has no subsidiaries and owns no interest in any corporation, partnership, limited liability company or other entity. It has previously delivered, or made, or will make immediately available, to the Buyer complete and correct copies of the Articles of Incorporation, By-laws and Minute books, each as currently in effect. The authorized capital stock of the corporation consists entirely of shares of Common Stock, of which 1000 shares in the corporation are issued and outstanding. The shareholder listed in

Patrick Simek, Esq.
Letterhead Amendment
May 10, 1999
Page 7 of 10


     BPI Item 3 is the only stockholder of the corporate entity identified in that Item. There exist no (i) outstanding options, warrants or other rights to purchase or subscribe for any equity securities or other ownership interests of the corporation, (ii) indebtedness or securities directly or indirectly convertible into or exchangeable for any equity securities of or ownership interest in the corporate entity, or (iii) any outstanding subscriptions, rights (including any preemptive rights, voting trusts or agreements, rights of first refusal or offer, co-sale rights, or other restrictions on transfer), stock appreciation rights, calls or commitments of any character whatsoever to which the corporate entity is a party or may be bound requiring the issuance, sale or repurchase of any shares of capital stock of the corporate entity. All of the issued and outstanding shares of capital stock of the corporate entity are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were issued in compliance with all applicable federal and state laws, rules and regulations.

     B. Financial statements (copies of which shall be provided to Buyer), in all material respects, fairly present the consolidated financial position of the corporation as of their respective dates, and the other related statements included in the financial statements, in all material respects, fairly present the results of their consolidated operations and cash flows for the years indicated, in each case in accordance with GAAP applied on a consistent basis, with only such deviations from such accounting principles and/or their consistent application as are referred to in the notes to the financial statements and subject, in the case of the unaudited financial statements, to the absence of related notes. The corporation has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and whether known or unknown) except as disclosed in the financial statements or as disclosed in Exhibit
                                                                        -------
     "K" to this Agreement.
     --

     C. The corporation and the conduct of its business are in compliance with all applicable laws, statutes, ordinances and regulations, whether federal or state, local or foreign, except for such violations which, individually or in the aggregate, would not result in a material adverse effect.
     Neither the corporation nor its shareholder has received any written notice to the effect that, or otherwise been advised that, it is not in compliance with any such laws, statutes, ordinances and regulations, and neither the corporation nor its shareholder has any reason to believe that any presently existing circumstances known to it are likely to result in violations of any such laws or regulations.

     D. No consent, authorization, or approval or other action by, and no notice to or filing with, any governmental authority or other person is or will be required to be obtained or made by a shareholder in connection with the due execution and delivery by that shareholder of this Agreement and the Transaction Documents to which he is a party and the consummation by the shareholder of the transactions contemplated by this Agreement and such Transaction Documents.

Patrick Simek, Esq.
Letterhead Amendment
May 10, 1999
Page 8 of 10


     E. There are no threatened, existing or pending litigation, judicial, administrative, or arbitration hearings, claims, condemnations, or sales in lieu thereof, contracts of sale, options to purchase or rights of first refusal with respect to any aspect of any of the stock, nor have any such actions, suits, proceedings, claims, or other such matters been threatened or asserted.

     F. The corporation has prepared and filed when due all Tax Returns required by law to be filed and has paid all Taxes shown to be due by such returns or on any assessments received by a corporation. No claim or liability is pending or has been assessed or threatened against any corporation in connection with any Taxes except as reflected in the Financial Statements. No United States federal income Tax Returns of the corporation have been audited or examined by the IRS. There are no outstanding agreements executed or filed by the corporation extending the statutory period of limitations applicable to any claim for income Taxes due from the corporation. The corporation has no knowledge of any unassessed tax deficiency that has been proposed or threatened against it by any taxing authority.

     G. All Taxes or other assessments and levies which the corporation is or was required by law to withhold or collect have been duly withheld and collected, and have been paid over to the proper governmental authorities or are held by the corporation in separate bank accounts for such payment and all such withholders and collections and other payments due in connection therewith are duly set forth on the books of the corporation.

     H. The corporation is not a party to any labor agreement with respect to any of its employees with any labor organization, group or association.
     The corporation has not experienced any attempt by organized labor or its representatives to make the corporation engage in collective bargaining. The corporation is in compliance with all applicable laws respecting employment practices, terms and conditions of employment, hiring, and wages and hours, including, without limitation, laws relating to civil rights, safety and health, workers' compensation, the collection and payment of withholding and/or social security taxes, and immigration. The corporation is not engaged in any unfair labor practice. There is no unfair labor practices, charge or complaint against the corporation pending before the National Labor Relations Board or any other governmental agency arising out of the corporation's activities, and the corporation has no knowledge of any facts or information which would give rise thereto; there is no labor strike or labor disturbance pending or, to the knowledge of the corporation, threatened against the corporation nor is any grievance currently being asserted; and the corporation has not experienced a work stoppage or other similar labor difficulty.

     I. All material insurance policies (the "Insurance Policies") with respect to the property, assets, or business of the corporation are in full force and effect and all premiums due and payable thereon have been paid in full. Seller will provide a complete list of all Insurance Policies and a summary of the coverage and policy limits and deductibles applicable to such

Patrick Simek, Esq.
Letterhead Amendment
May 10, 1999
Page 9 of 10


     Insurance Policies. As of the date hereof, there are no pending material claims under any Insurance Policy as to which the respective insurers have denied coverage. As of the date hereof, the corporation has not received either a written notice or, to the knowledge of the Seller, verbal notice that could reasonably be expected to be followed by a written notice of cancellation or non-renewal of any Insurance Policy. The Insurance Policies are sufficient for compliance with all requirements of law and of all contracts to which the respective corporation is a party and are of a type and dollar amount as is customary in the car wash/service station industry. The corporation is not in default under any Insurance Policy and the corporation has not failed to give any notice or to present any claim under any such Insurance Policy in a due and timely manner where the effect of such default or failure would be to render a material claim uninsured. The corporation has no knowledge of any notice from any insurer advising of reduced coverage or increased premiums on existing Insurance Policies. There are no outstanding unpaid claims under any such Insurance Policies. Such Insurance Policies are in full force and effect on the date hereof and shall be kept in full force and effect by the corporation through the Closing Date

     J. The shareholder is transferring good, valid and marketable title to the stock free and clear of all encumbrances. Marketable title means that the shares are capable of being marketed and not necessarily that there is a market for such shares.

16. Other than as set forth herein, there are no other changes to the terms and conditions of the Agreement or the Escrow.


Thank you for your cooperation throughout this transaction. If you have any questions please do not hesitate to contact me. Please sign below to indicate your acceptance of this amendment. Please FedEx five (5) copies with your original signature to the Millennia home office, attention Carrie Tonini and fax one copy to me at (949) 498-7772 and one to Millennia at (760) 635-0578. Carrie or I will obtain the additional signatures required and will forward one fully signed copy to you and one to Escrow.

Very truly yours,

 /s/ Lynne M. Geyser
Lynne M. Geyser


APPROVED AND ACCEPTED:
Quaker Car Wash, Inc.
a Texas corporation "Seller"

Patrick Simek, Esq.
Letterhead Amendment
May 10, 1999
Page 10 of 10



By: /s/ Patrick C. Simek
   ----------------------
    Patrick C. Simek
    President


SHAREHOLDER
PATRICK C. SIMEK


    /s/ Patrick C. Simek
   ------------------------
    Patrick C. Simek [100%]


Millennia Car Wash, LLC
a Delaware limited liability company "Original Buyer-Assignor"



By: /s/ Russell B. Geyser
   -------------------------
    Russell B. Geyser
    Chairman and CEO

AMERICAN WASH SERVICES, INC.
a Delaware corporation "Buyer" and "Buyer-Assignee"



By:___________________________________
Name:___________________________________
Its:______________________________________